Exhibit 5.1
March 10, 2010

Bluefly, Inc.
42 West 39th Street
New York, NY 10018

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Bluefly, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) that the Company intends to transmit for filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the offer and sale by certain selling stockholders of (i) 10,588,235 outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and (ii) 52,497 shares of the Company's Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock (the “Warrant Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  In connection with this opinion (this “Opinion”), we have examined executed originals, counterparts or copies of executed originals or counterparts (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of each of the following documents:

(1) the Registration Statement and all exhibits thereto;

(2) the Company’s Amended and Restated Certificate of Incorporation (as amended through the date hereof);

(3) the Company’s By-Laws (as amended through the date hereof);

(4) the Securities Purchase Agreement, dated as of December 21, 2009, by and between the Company and Rho Ventures VI, L.P.;

(5) the Standby Commitment Agreement, dated as of March 26, 2008, by Quantum Industrial Partners LDC (“QIP”), SFM Domestic Investments LLC (“SFM” and, collectively with QIP, the “Soros Parties”), Maverick Fund USA, Ltd. (“Maverick USA”), Maverick Fund, L.D.C. (“Maverick Fund”) and Maverick Fund II, Ltd. (“Maverick II” and, together with Maverick USA and Maverick Fund, the “Maverick Funds”) in favor of the Company;

(6) the Amended and Restated Warrants issued by the Company to each of the Soros Parties and each of the Maverick Funds on March 26, 2008 (collectively, the “Warrants”);

(7) the Note Purchase Agreement, dated as of July 23, 2008, by and among the Company, the Soros Parties and the Maverick Funds;

(8) the Convertible Promissory Notes issued by the Company to each of the Soros Parties and each of the Maverick Funds on July 23, 2008;

(9) minutes evidencing corporate action of the Company authorizing the issuance and sale of the Shares and the Warrant Shares; and

(10) a certificate of an officer of the Company as to matters of fact material to this opinion.

In examining the documents described in the foregoing paragraph, we have assumed the genuineness of all signatures and the authenticity of all agreements, records, documents, instruments and certificates submitted to as originals and the conformity with the originals of all agreements, records, documents, instruments and certificates submitted to us as copies.  In making our examination of documents executed by parties other than the Company, we have assumed that each such party has the power and authority to execute and deliver, and to perform and observe the provisions of, each such document to which it is a party and has duly authorized, executed and delivered each such document to which it is a party, and that each such document constitutes a legal, valid and binding obligation of each party other than the Company party thereto.

Our opinions set forth herein are based solely upon the General Corporation Law of the State of Delaware as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations (including, without limitation, the application of the securities or “Blue Sky” laws of any state to the offer and/or sale of the Shares and the Warrant Shares).

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized for issuance by the Company and are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares have been duly authorized for issuance by the Company and, when issued and sold in accordance with the terms of the Warrants, and upon payment of the exercise price therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and as an exhibit to any application under the securities or other laws of any state of the United States which relate to the offer and sale of the Shares and the Warrant Shares.  We further consent to the use of our name under the heading “Legal Matters” in the Registration Statement and the prospectus included therein.  In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph.  This opinion is furnished as of the date hereof and we disclaim any undertaking to update this opinion after the date hereof or to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

/s/ Dechert LLP

Dechert LLP